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                                                                      Exhibit 11

               AMPAL-AMERICAN ISRAEL CORPORATION AND SUBSIDIARIES

    SCHEDULE SETTING FORTH COMPUTATION OF EARNINGS PER SHARE OF CLASS A STOCK

THREE MONTHS ENDED MARCH 31,                               1999         1998
--------------------------------------------------------------------------------
(Amounts in thousands, except                           (Unaudited)  (Unaudited)
  per share data)
Weighted average number of shares outstanding:
    4% Preferred ....................................         172         179
    6-1/2% Preferred ................................         921         963
    Class A .........................................      24,094      23,832
                                                          =======     =======

BASIC EPS
 Net Income .........................................     $ 5,552     $ 2,006
                                                          =======     =======

 Earnings per Class A share .........................     $   .23     $   .08
                                                          =======     =======

 Weighted average number of Class A
  shares outstanding ................................      24,094      23,832

DILUTED EPS
 Net Income .........................................     $ 5,552     $ 1,915(1)
                                                          =======     =======

 Earnings per Class A share .........................     $   .20     $   .07
                                                          =======     =======

 Weighted average number of Class A
  shares outstanding assuming
  conversion of preferred stock
  into Class A shares ...............................      27,716      27,616

(1) Includes decrease in net income of $91 due to dilution in equity in earnings of affiliate.